Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences relating to the taxation of CarrAmerica as a REIT and the ownership and disposition of CarrAmerica common stock. As used in this disclosure, “CarrAmerica” refers solely to CarrAmerica Realty Corporation and “Operating Partnership” refers to CarrAmerica Realty Operating Partnership, LP.

Because this is a summary that is intended to address only material U.S. federal income tax consequences relating to the ownership and disposition of CarrAmerica common stock that will apply to all stockholders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are:

•	a tax-exempt organization,

•	a broker-dealer,

•	a non-U.S. person,

•	a trust, an estate, a regulated investment company, a financial institution, or an insurance company,

•	otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, (the “Code”);

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with CarrAmerica common stockholders that hold common stock as a “capital asset,” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of CarrAmerica common stock on your tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of CarrAmerica as a REIT

General. CarrAmerica has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

CarrAmerica believes that it is organized and has operated, and CarrAmerica intends to continue to operate, in a manner to qualify as a REIT, but there can be no assurance that CarrAmerica has qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon CarrAmerica’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of CarrAmerica, CarrAmerica cannot provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

So long as CarrAmerica qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. Stockholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT C corporations) generally are subject to federal corporate income taxation on their income and stockholders of regular corporations are subject to tax on any dividends that are received. Currently, however, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While CarrAmerica generally will not be subject to corporate income taxes on income that it distributes currently to stockholders, CarrAmerica will be subject to federal income tax as follows:

•	CarrAmerica will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	CarrAmerica may be subject to the “alternative minimum tax” on its undistributed items of tax preference, if any.

•	If CarrAmerica has (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (2) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

•	CarrAmerica’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If CarrAmerica fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect CarrAmerica’s profitability.

•	CarrAmerica will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute by the end of a calendar year (taking into account excess distributions from prior years). The required distribution for each calendar year is equal to the sum of:

•	85% of its REIT ordinary income for the year;

•	95% of its REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

•	CarrAmerica will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among CarrAmerica, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If Carr America acquires any assets from a non-REIT C corporation in a carry-over basis transaction, CarrAmerica would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if CarrAmerica disposed of those assets within 10 years after they were acquired. To the extent that assets are transferred to CarrAmerica in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.

If CarrAmerica is subject to taxation on its REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a “C” Corporation, some of the dividends CarrAmerica pays to its stockholders during the following year may be subject to tax at the reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income”

•	With regard to CarrAmerica’s 2005 and subsequent taxable years, if CarrAmerica fails to satisfy the 5% asset test, the 10% value limitation, or the 10% voting security limitation discussed below because CarrAmerica owns assets the total value of which exceeds a statutory de minimis standard but nonetheless maintains its qualification as a REIT because other requirements are met, CarrAmerica will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

•	With regard to CarrAmerica’s 2005 and subsequent tax years, if CarrAmerica fails to satisfy a requirement under the Code (other than the 75% and 95% gross income tests, the 5% asset test and the 10% voting security and 10% value limitations) the failure of which would result in the loss of CarrAmerica’s REIT status, and the failure is due to reasonable cause and not willful neglect, CarrAmerica may nonetheless maintain its qualification as a REIT if it pays a penalty of $50,000 for each such failure.

•	If CarrAmerica fails to comply with the requirements to send annual letters to its stockholders requesting information regarding the actual ownership of its stock and the failure was not due to reasonable cause or was due to willful neglect, CarrAmerica will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding CarrAmerica’s status as a REIT, CarrAmerica also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of CarrAmerica’s taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Requirements for qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, (as defined in the Code to include specified entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally are considered individuals. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

CarrAmerica believes that it has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy the conditions listed above. In addition, CarrAmerica’s Articles of Incorporation contain restrictions regarding the transfer of shares of capital stock that are intended to assist CarrAmerica in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that CarrAmerica will be able to satisfy these stock ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its capital stock. If CarrAmerica complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then it will be treated as having met condition (6) above. If CarrAmerica fails to satisfy these stock ownership requirements described in (5) and (6) above, it will fail to qualify as a REIT unless it qualifies for certain relief provisions.

To qualify as a REIT, CarrAmerica cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. CarrAmerica has elected to be taxed as a REIT beginning in 1993, the first year it had any activity. Therefore, assuming that it qualified as a REIT throughout that period, CarrAmerica has not had any undistributed non-REIT earnings and profits of its own. CarrAmerica does not believe that it has acquired any non-REIT earnings and profits from any other sources. However, the IRS could determine otherwise.

If the IRS did determine that CarrAmerica inherited undistributed non-REIT earnings and profits and CarrAmerica did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that CarrAmerica could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require CarrAmerica to make a distribution to stockholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, CarrAmerica would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which CarrAmerica inherited the undistributed non-REIT earnings and profits.

Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a “taxable REIT subsidiary” of that REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of CarrAmerica is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of CarrAmerica is a corporation other than a REIT in which CarrAmerica directly or indirectly owns stock and that elects, together with CarrAmerica, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of CarrAmerica owns, directly or indirectly, securities, other than certain “straight debt” securities, representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of CarrAmerica. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. However, to the extent that one of the taxable REIT subsidiaries, or another taxable corporation, pays a dividend to CarrAmerica in a particular calendar year, a portion of the dividend paid by CarrAmerica to stockholders who are taxed at individual rates will generally be subject to taxation at reduced capital gains rates, rather than tax at ordinary income rates. See “Taxation of U.S. Stockholders – Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing CarrAmerica to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to CarrAmerica. In addition, CarrAmerica will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between CarrAmerica, CarrAmerica’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by CarrAmerica from, or expense deducted by, CarrAmerica’s taxable REIT subsidiaries.

Each of CarrAmerica TRS Holdings, Inc. and its corporate subsidiaries and Carr Real Estate Services, Inc. and its corporate subsidiary is taxable as a corporation and has elected, together with CarrAmerica, to be treated as a taxable REIT subsidiary of CarrAmerica or is treated as a taxable REIT subsidiary under the 35% subsidiary rule discussed above. In addition, CarrAmerica has elected, together with several other corporations in which it owns stock, for those corporations to be treated as taxable REIT subsidiaries.

Ownership of partnership interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership generally retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, CarrAmerica’s proportionate share of the assets and items of income of the Operating Partnership, Carr Realty Holdings, L.P., CarrAmerica Realty, L.P., and other partnerships (or entities treated as partnerships for federal income tax purposes) in which CarrAmerica holds direct or indirect interests are treated as assets and items of income of CarrAmerica for purposes of applying the asset and income tests. CarrAmerica has control over the Operating Partnership, Carr Realty Holdings, L.P., CarrAmerica Realty, L.P., and most of their partnership and limited liability company subsidiaries and intends to operate them in a manner that is consistent with the requirements for qualification of CarrAmerica as a REIT.

Income tests applicable to REITs. To qualify as a REIT, CarrAmerica must satisfy two gross income tests, which are applied on an annual basis. First, at least 75% of CarrAmerica’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of CarrAmerica’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, gain from the sale or disposition of stock or securities.

Rents received by CarrAmerica will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. Under certain circumstances, an increase in rent paid by a greater than 50% owned taxable REIT subsidiary as a result of a lease modification will not in any event qualify as rents from real property. A tenant is a related party tenant if the REIT, or one or more actual or constructive owners of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for the purpose of satisfying the gross income tests, CarrAmerica is only allowed to provide directly an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered rendered primarily for the convenience of the tenants. If CarrAmerica provides “impermissible services” to tenants (other than through an “independent contractor” from whom CarrAmerica derives no revenue or through a taxable REIT subsidiary), CarrAmerica will be considered to have derived “impermissible tenant service income,” which is deemed to be not less than 150% of CarrAmerica’s direct cost of providing the service. If the impermissible tenant service income from a property exceeds 1% of CarrAmerica’s total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of CarrAmerica’s total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

Unless CarrAmerica determines that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by CarrAmerica in the taxable year, will not jeopardize CarrAmerica’s status as a REIT, CarrAmerica does not and does not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform (or provide through a contractor that is not a qualifying independent contractor or a taxable REIT subsidiary) services considered to be noncustomary or “rendered to the occupant” of the property.

CarrAmerica monitors (and intends to continue to monitor) the activities provided at, and the nonqualifying income arising from, its properties and believes that it has not provided services that will cause it to fail to meet the income tests. CarrAmerica provides services and provides access to third party service providers at some or all of its properties. Based upon CarrAmerica’s experience in the office rental markets where the properties are located, CarrAmerica believes that all access to service providers and services provided to tenants by CarrAmerica (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause CarrAmerica to fail to meet the income test requirements. However, CarrAmerica cannot provide any assurance that the IRS will agree with these positions.

In this regard, at some of its properties, prior to restructuring these arrangements in 2001, CarrAmerica entered into arrangements with third party contractors under which the third party contractors operated food service facilities and CarrAmerica bore part or all of the expenses incurred in connection with the operation of those facilities. Under the applicable Treasury regulations, if a REIT bore the expenses of the service provided by a third-party contractor, that third party would have been a qualified independent contractor only if the service was customarily provided to tenants of buildings of a similar class in the relevant geographic area. CarrAmerica believes that it was customary to provide food services facilities for tenants of similar buildings in the key geographic areas in which CarrAmerica entered into the arrangements described above and CarrAmerica has collected information to support those beliefs with respect to those key geographic areas. Although the IRS has issued several private letter rulings to taxpayers (including one that was issued to CarrAmerica in 1993) approving similar economic arrangements in other arguably analogous areas, such as parking, where it has agreed that the provision of such facilities by landlords was customary, the IRS has not published any such rulings with respect to food service facilities. (Private letter rulings are binding on the IRS only with respect to the taxpayer to which the letter ruling is issued and only with respect to the facts addressed in that letter.) In 1998, CarrAmerica requested a private letter ruling from the IRS with respect to a proposed national arrangement with a third-party contractor to operate food service facilities at CarrAmerica’s properties across the country (including several of those described above), on terms similar to the arrangements described above. The IRS initially indicated that it was not inclined to issue that ruling, but it then agreed to issue a different ruling related to below-market leases to food service operators. Accordingly, CarrAmerica withdrew its initial request.

As stated above, CarrAmerica believes that similar food service facilities provided in the past were customarily provided to tenants of similar buildings in the key geographic areas described above. In that regard, CarrAmerica believes that there are substantial facts that support this position that were not developed and provided to the IRS as part of the ruling process. There can be no assurance, however, that CarrAmerica’s position would be upheld by a court in the event that the IRS were to challenge CarrAmerica’s position. In the event that the IRS were to challenge CarrAmerica’s position and a court were to determine that the food service facilities were not customary, CarrAmerica would have impermissible tenant service income because the third-party operators would not qualify as independent contractors as a result of the expense-bearing arrangements. At some properties where the food service facilities are located, the amount of any resulting impermissible tenant service income could have exceeded the “de minimis” limit described above, depending upon the actual facts relevant to the affected properties. Depending upon which properties were determined to exceed the “de minimis” limit, CarrAmerica could have failed to satisfy the 95% gross income test for the years 1999, 2000, and possibly 2001. In that event, the IRS could assert that CarrAmerica fails to qualify as a REIT for one or more of those years, although the IRS also could agree that CarrAmerica has demonstrated that any failure to meet the 95% income test was due to reasonable cause and not willful neglect, in which event CarrAmerica would continue to qualify as a REIT for the years in question. If the reasonable cause exception applied and CarrAmerica were not disqualified as a REIT, it would be required to pay some taxes based on the amount of income that did not qualify for the 95% income test, which CarrAmerica believes would not be material to its financial position. CarrAmerica restructured these arrangements in 2001 so that they would not affect CarrAmerica’s ability to satisfy the income tests in 2002 or thereafter. For a description of the applicable tax provisions, see “—Taxation of CarrAmerica as a REIT,” above.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. CarrAmerica does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

CarrAmerica’s share of any dividends received from its taxable REIT subsidiaries and from other corporations in which it owns an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. CarrAmerica does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that CarrAmerica receives from other qualifying REITs will qualify under the 75% and 95% gross income tests.

From time to time, CarrAmerica will enter into hedging transactions with respect to one or more of its assets or liabilities, including interest rate swap or cap agreements, options, futures contracts, or any similar financial instruments. For taxable years prior to 2005, to the extent that such financial instruments were entered into to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic payments or gains from disposition were treated as qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. If, however, part or all of the indebtedness was incurred for other purposes, then part or all of the income would be non-qualifying income for purposes of the both the 75% and the 95% gross income test. For 2005 and thereafter, income or gain from hedging transactions will be disregarded for purposes of the 95% gross income test if the hedge is entered into in the normal course of CarrAmerica’s business primarily to manage the risk of interest rate changes with respect to indebtedness incurred or to be incurred by CarrAmerica to acquire or carry real estate assets and CarrAmerica meets specified identification requirements. CarrAmerica intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

If CarrAmerica fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if CarrAmerica’s failure to meet the tests is due to reasonable cause and not due to willful neglect and CarrAmerica discloses to the IRS the sources of its income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances CarrAmerica would be entitled to the benefit of these relief provisions. For example, if CarrAmerica fails to satisfy the gross income tests because nonqualifying income that CarrAmerica intentionally incurs exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving CarrAmerica, CarrAmerica will fail to qualify as a REIT. As discussed under “—Taxation of CarrAmerica as a REIT—General” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Penalty tax. Any redetermined rents, redetermined deductions or excess interest CarrAmerica generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of CarrAmerica’s taxable REIT subsidiaries to any of CarrAmerica’s tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to CarrAmerica that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents CarrAmerica receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

While CarrAmerica anticipates that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, CarrAmerica would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable. A redetermination of rents by the IRS, however, would not affect CarrAmerica’s treatment of such rents as “rents from real property.”

Prohibited Transactions Tax. Any gain realized by CarrAmerica on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including CarrAmerica’s share of this type of gain realized by the Operating Partnership, Carr Realty Holdings, L.P., and CarrAmerica Realty, L.P., will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, CarrAmerica will not be treated as a dealer in real property with respect to a property that it sells for the purposes of the 100% tax if (i) CarrAmerica has held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale are less than 30% of the net selling price of the property, and (iii) CarrAmerica either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of CarrAmerica’s assets as of the beginning of the taxable year and substantially all of the marketing expenditures with respect to the property sold are made through an independent contractor from whom CarrAmerica derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” CarrAmerica intends to hold its properties, and the Operating Partnership intends to hold its properties, for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. However, not all of CarrAmerica’s sales will satisfy the “safe harbor” requirements described above. Furthermore, there are certain interpretive issues related to the application of the “safe harbor” that are not free from doubt under the federal income tax law. While CarrAmerica acquires and holds its properties with an investment objective and does not believe they constitute dealer property, CarrAmerica cannot provide any assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax or that the IRS would not challenge any interpretation by CarrAmerica of, or any reliance by CarrAmerica on, the “safe harbor” provisions.

Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, CarrAmerica must satisfy four tests relating to the nature of its assets:

(1)	at least 75% of the value of CarrAmerica’s total assets must be represented by real estate assets, cash, cash items and government securities. CarrAmerica’s real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and its partnership and limited liability subsidiaries, as well as shares of other REITS, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of stock or long-term debt of CarrAmerica;

(2)	not more than 25% of CarrAmerica’s total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries, or taxable REIT subsidiaries, or other securities that qualify as “real estate assets” for purposes of the test described in clause (1):

•	the value of any one issuer’s securities owned by CarrAmerica may not exceed 5% of the value of CarrAmerica’s total assets;

•	CarrAmerica may not own more than 10% of any one issuer’s outstanding voting securities; and

•	CarrAmerica may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(4)	not more than 20% of the value of CarrAmerica’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test only, to the extent CarrAmerica holds debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of CarrAmerica’s interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither CarrAmerica, nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by CarrAmerica), own any securities of the same issuer not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

CarrAmerica believes that the aggregate value of its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary (or any other corporation in which CarrAmerica owns an interest) as a taxable REIT subsidiary, which election first became available as of January 1, 2001, CarrAmerica believes it did not own more than 10% of the voting securities of any such entity. In addition, CarrAmerica believes that as of each relevant testing date prior to the election to treat each corporate subsidiary (or any other corporation in which CarrAmerica owns an interest) as a taxable REIT subsidiary of CarrAmerica, CarrAmerica’s pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of CarrAmerica’s assets.

With respect to each issuer in which CarrAmerica currently owns either an equity interest or a debt security (excluding for this purpose equity interests in REITs and partnerships and any securities of a qualified REIT subsidiary or a taxable REIT subsidiary), CarrAmerica believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of CarrAmerica’s assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, CarrAmerica cannot provide any assurance that the IRS might not disagree with CarrAmerica’s determinations.

After initially meeting the asset tests at the close of any quarter, CarrAmerica will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include CarrAmerica increasing its interest in the Operating Partnership, Carr Realty Holdings, L.P., or CarrAmerica Realty, L.P., as a result of a merger, the exercise by limited partners of their redemption right relating to units in the Operating Partnership, or an additional capital contribution of proceeds of an offering of CarrAmerica stock by CarrAmerica. CarrAmerica intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If CarrAmerica were to fail to cure noncompliance with the asset tests within this time period, CarrAmerica would cease to qualify as a REIT, unless, with regard to CarrAmerica’s 2005 and subsequent taxable years, CarrAmerica satisfies certain relief provisions.

Furthermore, for CarrAmerica’s taxable years beginning after December 31, 2004, the failure to satisfy the asset tests can be remedied even after the 30-day cure period, under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities limitation or the 10% value limitation does not exceed either 1% of CarrAmerica’s assets at the end of the relevant quarter or $10,000,000, CarrAmerica can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which CarrAmerica first identifies the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, CarrAmerica can avoid disqualification as a REIT if the violation is due to reasonable cause and CarrAmerica disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and files in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances CarrAmerica would be entitled to the benefit of these provisions.

Annual distribution requirements applicable to REITs. To qualify as a REIT, CarrAmerica is required to distribute dividends, other than capital gain dividends, to its stockholders each year in an amount at least equal to (1) the sum of (a) 90% of CarrAmerica’s “REIT taxable income” and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income over 5% of our REIT taxable income. CarrAmerica’s “REIT taxable income” is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this requirement, noncash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

CarrAmerica must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by CarrAmerica and received by its stockholders on December 31 of the year in which they are declared. In addition, at CarrAmerica’s election, a distribution for a taxable year may be declared before CarrAmerica timely files its tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential – i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

CarrAmerica believes that it has made and intends to make timely distributions sufficient to satisfy its annual distribution requirements. It is expected that CarrAmerica’s REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, CarrAmerica anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that CarrAmerica, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, CarrAmerica may find it necessary to cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to fund the required distributions or to pay dividends in the form of taxable dividends of common stock of CarrAmerica.

Under some circumstances, CarrAmerica may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in CarrAmerica’s deduction for dividends paid for the earlier year. Thus, CarrAmerica may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CarrAmerica will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

To the extent that CarrAmerica does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these undistributed amounts at regular capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, CarrAmerica will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year, and amounts retained for which federal income tax was paid, if CarrAmerica fails to distribute by the end of a calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such calendar year, at least the sum of:

(1)	85% of its REIT ordinary income for the year;

(2)	95% of its REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. CarrAmerica is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of CarrAmerica to qualify as a REIT. For CarrAmerica’s 2005 taxable year and thereafter, if CarrAmerica fails to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Taxation of CarrAmerica as a REIT — Asset Tests Applicable to REITs” and “— Taxation of CarrAmerica as a REIT — Income Tests Applicable to REITs”), CarrAmerica can

avoid termination of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If CarrAmerica fails to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions do not apply, CarrAmerica will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If CarrAmerica fails to qualify as a REIT, CarrAmerica will not be required to make any distributions to stockholders and any distributions that are made to stockholders will not be deductible by CarrAmerica. As a result, CarrAmerica’s failure to qualify as a REIT would significantly reduce both the cash available for distributions by CarrAmerica to its stockholders and its earnings. In addition, if CarrAmerica fails to qualify as a REIT, all distributions to stockholders, to the extent of CarrAmerica’s current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would receive qualified dividend income that would be taxed at capital gain rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, CarrAmerica also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that CarrAmerica would be entitled to any statutory relief.

Taxation of U.S. Stockholders

As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of CarrAmerica stock that is, for United States federal income tax purposes:

(1)	a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(2)	a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3)	an estate the income of which is subject to United States federal income taxation regardless of its source; or

(4)	in general, a trust whose administration is subject to the primary supervision of a United States court and the control of one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

Generally, in the case of an entity treated as a partnership for United States federal income tax purposes that holds CarrAmerica common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in CarrAmerica’s stock through entities treated as partnerships for United States federal income tax purposes should consult their tax advisors. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds CarrAmerica common stock, that is not a U.S. stockholder.

Distributions by CarrAmerica – General. So long as CarrAmerica qualifies as a REIT, distributions to U.S. stockholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or qualified dividend income, will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s stock. Rather, such distributions will reduce the adjusted basis of such stock. The portion of such distributions in excess of the U.S. stockholder’s adjusted basis in its stock will be taxable as capital gains if the stock is held as a capital asset. If CarrAmerica declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, CarrAmerica will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared. In determining the extent to which a distribution constitutes a dividend for tax purposes, CarrAmerica’s earnings and profits will be allocated first to distributions with respect to the preferred stock and second to distributions with respect to CarrAmerica’s common stock.

Capital Gain Distributions. CarrAmerica may elect to designate distributions of its net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its stock. Designations made by CarrAmerica will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If CarrAmerica designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, CarrAmerica may designate all or part of its net capital gain as “undistributed capital gain.” CarrAmerica will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. stockholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and

(2)	will be deemed to have paid its proportionate share of the tax paid by CarrAmerica on such undistributed capital gains and receive a credit or refund to the extent that the tax paid by CarrAmerica exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of CarrAmerica will be adjusted appropriately.

CarrAmerica will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. Stockholders at a maximum rate of 15%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

CarrAmerica must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gains dividends from CarrAmerica that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. CarrAmerica may elect to designate a portion of its distributions paid to stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gains rates, provided that the stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock become ex-dividend with respect to the relevant distribution. The maximum amount of CarrAmerica’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by CarrAmerica during such taxable year from non-REIT corporations (including the taxable REIT subsidiaries and other taxable REIT subsidiaries);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by CarrAmerica with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation over the federal income tax paid by CarrAmerica with respect to such built-in gain.

Generally, dividends that CarrAmerica receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. If CarrAmerica designates any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as qualified dividend income.

CarrAmerica generally expects that an insignificant portion, if any, of its distribution will consist of qualified dividend income.

Other Tax Considerations. Distributions made by CarrAmerica and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from CarrAmerica generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of common stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income rates.

CarrAmerica will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of CarrAmerica. CarrAmerica’s operating or capital losses would be carried over by CarrAmerica for potential offset against future income, subject to applicable limitations.

Sales of Stock. Upon any taxable sale or other disposition of our stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2)	the holder’s adjusted basis in the stock for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability.

In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares of stock that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from CarrAmerica that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its common stock as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from CarrAmerica and gain from the sale of CarrAmerica’s stock will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in CarrAmerica will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1)	it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)	either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. Based on both its current capital stock ownership and the limitations on transfer and ownership of capital stock contained in its Articles of Incorporation, CarrAmerica does not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Stockholders

Distributions by CarrAmerica. As described in the discussion below, distributions paid by CarrAmerica with respect to its stock will be treated for federal income tax purposes as either:

•	ordinary income distributions;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that CarrAmerica’s stock will continue to be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If CarrAmerica’s stock is no longer regularly traded on an established securities market, the tax considerations described below would differ.

Ordinary Income Distributions. A distribution paid by CarrAmerica to a non-U.S. common stockholder will be treated as an ordinary income distribution if the distribution is paid out of current or accumulated earnings and profits of CarrAmerica and:

•	the distribution is not attributable to net capital gain of CarrAmerica; or

•	the distribution is attributable to net capital gain of CarrAmerica from the sale of “U.S. real property interests” and the non-U.S. common stockholder owns 5% or less of the value of stock at all times during the taxable year during which the distribution is paid.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. stockholders (including any applicable alternative minimum tax).

Generally, CarrAmerica will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with CarrAmerica; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with CarrAmerica claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Return of Capital Distributions. A distribution in excess of CarrAmerica’s current and accumulated earnings and profits will be taxable to a non-U.S. stockholder, if at all, as gain from the sale of stock to the extent that the distribution exceeds the non-U.S. stockholder’s adjusted tax basis in its stock. A distribution in excess of CarrAmerica’s current and accumulated earnings and profits will reduce the non-U.S. stockholder’s adjusted tax basis in its stock and will not be subject to U.S. federal income tax.

CarrAmerica may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution paid by CarrAmerica to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of current or accumulated earnings and profits of CarrAmerica and:

•	the distribution is attributable to net capital gain of CarrAmerica (other than from the sale of “U.S. real property interests”) and CarrAmerica timely designates the distribution as a capital gain dividend; or

•	the distribution is attributable to net capital gain of CarrAmerica from the sale of “U.S. real property interests” and the non-U.S. stockholder owns more than 5% of the value of stock at any point during the taxable year in which the distribution is paid.

Due to recent amendments to the REIT taxation provisions in the Code, it is not entirely clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to net capital gain from sources other than the sale of “U.S. real property interests”) that are paid to non-U.S. stockholders who own less than 5% of the value of stock at all times during the relevant taxable year will be treated as long-term capital gain to such non-U.S. stockholders. If CarrAmerica were to pay such a capital gain dividend, non-U.S. stockholders should consult their tax advisors regarding the taxation of such distribution. Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of “U.S. real property interests” generally will not be subject to U.S. tax in the hands of the non-U.S. stockholder unless:

•	the non-U.S. stockholder’s investment in its stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to net capital gain from the sales by CarrAmerica of U.S. real property interests and paid to a non-U.S. stockholder that owns more than 5% of the value of stock at any time during the taxable year during which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Any distribution paid by CarrAmerica that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. stockholder will be subject to special withholding rules under FIRPTA. CarrAmerica will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. stockholder, whether or not the distribution is attributable to the sale by CarrAmerica of U.S. real property interests. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by CarrAmerica as undistributed capital gains in respect of the CarrAmerica common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by CarrAmerica of capital gain dividends. Under that approach, the non-U.S. stockholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by CarrAmerica on the undistributed capital gains treated as long-term capital gain to the non-U.S. stockholder, and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by CarrAmerica were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such long-term capital gain. If CarrAmerica were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of CarrAmerica common stock generally would not be subject to U.S. taxation unless:

(1)	the investment in the CarrAmerica common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic Stockholders with respect to any gain;

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3)	the CarrAmerica common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

The CarrAmerica common stock will not constitute a United States real property interest if CarrAmerica is a domestically controlled REIT. CarrAmerica will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. Stockholders.

CarrAmerica believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of CarrAmerica common stock would not be subject to taxation under FIRPTA. In addition, CarrAmerica’s charter contains ownership limitations designed to help prevent CarrAmerica from failing to qualify as a domestically controlled REIT. Because CarrAmerica common stock is publicly traded, however, CarrAmerica cannot guarantee that it is or will continue to be a domestically controlled REIT.

Even if CarrAmerica does not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells its CarrAmerica common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2)	the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of CarrAmerica common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders. In general, information-reporting requirements will apply to payments of distributions on CarrAmerica common stock and payments of the proceeds of the sale of CarrAmerica common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on CarrAmerica common stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of CarrAmerica common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a

U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of CarrAmerica common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the Stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of the these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that CarrAmerica withholds under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of an procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Tax Aspects of CarrAmerica’s Ownership of Interests in Partnerships

General. Currently, substantially all of CarrAmerica’s investments are held directly or indirectly through its Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships (including CarrAmerica Realty, L.P. and Carr Realty Holdings, L.P.) and limited liability companies which CarrAmerica expects will be treated as partnerships or as disregarded entities for federal income tax purposes. In general, partnerships and limited liability companies are “pass-through” entities that are not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the pass-through entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership. CarrAmerica includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, CarrAmerica includes its proportionate share of assets held by partnerships and limited liability companies. See “ – Requirements for Qualification as a REIT – Ownership of Partnership Interests by a REIT” above.

Entity Classification. CarrAmerica holds direct or indirect interests in its Operating Partnership and other partnerships and limited liability companies. CarrAmerica believes that each of the partnerships and limited liability companies that it treats as a partnership or a disregarded entity for federal income tax purposes qualifies as a partnership or is disregarded for federal income tax purposes and not as an association taxable as a corporation. If any of such entities, including the Operating Partnership, were treated as an association, the entity would be taxable as a corporation and would be subject to an entity level tax on its income. In such a situation, the character of CarrAmerica’s assets and items of gross income would change and could preclude CarrAmerica from qualifying as a REIT (see “ – Requirements for Qualification as a REIT – Asset Tests Applicable to REITs” and “ – Income Tests Applicable to REITs” above). In addition, a change in a partnership’s or limited liability company’s status as a partnership might be treated as a taxable event. If so, CarrAmerica might incur a tax liability without any related cash distributions.

Allocations of Partnership Income, Gain, Loss and Deduction. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss that are provided for in the partnership agreements of the subsidiary partnerships and limited liability companies of CarrAmerica are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. The difference is known as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under regulations promulgated under Section 704 of the Code, similar rules apply when a partnership elects to “revalue” its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner.

In general, if any asset contributed to or revalued by a partnership is determined to have a fair market value that is greater than its adjusted tax basis, certain partners, including CarrAmerica, will be allocated lower amounts of depreciation deductions as to certain properties for tax purposes and increased taxable income and gain on sale. Such allocations will tend to eliminate the book-tax difference over the life of the partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific transaction such as a sale. Thus, CarrAmerica may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets, and such amounts may be in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause CarrAmerica to recognize taxable income in excess of cash proceeds, which might adversely affect CarrAmerica’s ability to comply with the REIT distribution requirements. In this regard, it should be noted that as the general partner of the Operating Partnership, CarrAmerica will determine when and whether to sell any given property. Moreover, the Operating Partnership is the general partner of, or directly or indirectly controls the general partner of, certain of our other major partnership subsidiaries, and therefore, we will generally have the right to determine when and whether properties owned by our controlled partnership subsidiaries will be sold. See “ – Requirements for Qualification as a REIT – Annual Distribution Requirements Applicable to REITs.”

Other Tax Consequences for CarrAmerica and Its Stockholders

CarrAmerica and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of CarrAmerica and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, stockholders of CarrAmerica should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CarrAmerica. In this regard, the District of Columbia imposes an unincorporated business franchise tax on the “District of Columbia taxable income” of entities treated as partnerships for federal income tax purposes doing business in the District of Columbia. Because many of the properties owned by Carr Realty, L.P., a subsidiary of Carr Realty Holdings, L.P., are located in the District of Columbia, CarrAmerica’s share of the District of Columbia taxable income of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered District of Columbia taxable income, but it is likely that at least some portion of the income attributable to the properties located in the District of Columbia will be subject to the District of Columbia tax. This tax would not apply if CarrAmerica were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, CarrAmerica’s ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

A portion of CarrAmerica’s income is earned through CarrAmerica’s taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to CarrAmerica.

To the extent that CarrAmerica and its subsidiaries are required to pay federal, state or local taxes, CarrAmerica will have less cash available for distribution to stockholders.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to CarrAmerica stock of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.